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                                                                   Exhibit 10(a)

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 16 to Registration Statement No. 811-09049 under the Investment Company Act of 1940 of Mercury Master Trust (the "Trust") on Form N-1A of our reports dated January 9, 2004, for Merrill Lynch Master Global Balanced Portfolio of the Trust and for Merrill Lynch Global Balanced Fund (the "Fund") of Mercury Funds, Inc., both appearing in the November 30, 2003 Annual Report of the Fund, which is incorporated by reference in the Statement of Additional Information, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Princeton, New Jersey
March 5, 2004